Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in this amended registration statement and related prospectus dated March 14, 2013 and to the inclusion of our report, dated March 11, 2013, with respect to the balance sheets of MRI Interventions, Inc. as of December 31, 2012 and 2011 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012, 2011 and 2010, in such amended registration statement and related prospectus.

/s/ CHERRY BEKAERT LLP

Tampa, Florida
March 14, 2013